QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.41

Partnership agreement

of SDI—Molan GmbH & Co. KG

Partnership agreement

Concerning
a limited commercial partnership with a GmbH as general partner trading under the name
SDI—Molan GmbH & Co. KG

between

1.	SDI Germany GmbH, Grüneburgweg 102, 60323 Frankfurt am Main, duly represented by its managing director Thomas W. Cresante
(hereafter, "SDI Germany")
and
2.	Mr. Klaus-Jürgen Dittrich, Schwedenschanze 9 c, 28832 Achim,
3.	Mr. Frank Dittrich, Lüneburger Straße 20, 28203 Bremen.
Preamble
Whereas
(1)
SDI Germany's parent company Special Devices, Incorporated (hereafter, "SDI USA"), seated in 14370 White Sage Road, Moorpark, California 93021, USA, is engaged in the development, manufacture and worldwide distribution and sale of automotive pyrotechnic safety devices, including air bag initiators and micro gas generators. In this field, SDI USA already holds substantial market shares in the USA and keeps close contact with customers in the US, Europe and Asia especially in the field of its air bag initiators.
Whereas
(2)
Klaus-Jürgen Dittrich and Frank Dittrich are the sole shareholders of Anhaltinische Chemische Fabriken (ACF) GmbH (hereafter, "ACF") in Schönebeck. ACF, together with its sister company Molan Werk Dittrich GmbH & Co. KG (hereafter, "Molan"), is engaged in the development, manufacture, distribution and sale of automotive pyrotechnic safety devices, including micro gas generators and seat belt buckle pretensioners in Europe.
Whereas
(3)
SDI USA is the only shareholder of SDI Germany, and J.F. Lehman Equity Investors I, L.P., 2001 Jefferson Davis Highway, Suite 607, Arlington, Virginia 22202, and JFL Co-Invest I, L.P., 2001 Jefferson Davis Highway, Suite 607, Arlington, Virginia 22202 (collectively, "Lehman") are major shareholders of SDI USA,
The parties now agree on the following:
§ 1—Trade Name and Headquarters
The company's trade name is:
SDI—Molan GmbH & Co. KG.
The company's registered seat is Schönebeck.

§ 2—Business of the Company
(1)	The company's business is:
(a)
the development, production, marketing, distribution and sale of air bag initiators, micro gas generators and seat belt buckles and pyrotechnic pretentioners (the "Products") in the countries listed in Appendix 1 (the "Territory"); and
(b) all further commercial and legal transactions and other acts that are connected to the aforementioned business purpose.
(2)
If at any time it becomes unlawful under United States law for the partnership to operate, sell its Products, or otherwise engage in business in any country included in the Territory, Appendix 1 shall be deemed to be amended to exclude such country to the extent of such legal prohibition until such legal prohibition has been removed.
(3)	The partnership shall conduct its business within the Territory and shall not operate outside the Territory. Production of products shall take place at ACF's existing facility at Schönebeck.
(4)	The partnership may acquire participations in other companies conducting a similar business, set up branch offices and incorporate subsidiaries.
§ 3—Partners; Partnership Capital
(1)	The general partner is:
SDI—Molan Verwaltungs GmbH
(hereafter, the "General Partner"). The General Partner shall not render contributions or hold a share in the partnership's assets, profits or losses.
(2)	The founding limited partners (hereafter, the "Initial Limited Partners") are:
(a) SDI Germany GmbH, Grüneburgweg 102, 60323 Frankfurt am Main with a limited partner's capital contribution to the nominal value of Fifty Thousand Euro (Euro 50,000)
(b) Klaus-Jürgen Dittrich, Achim, born February 21, 1944 with a limited partner's capital contribution to the nominal value of Forty-seven Thousand Five Hundred Euro (Euro 47,500)
(c) Frank Dittrich, Bremen, born January 13, 1965 with a limited partner's capital contribution to the nominal value of Two Thousand Five Hundred Euro (Euro 2,500)

The limited partner contributions shall be rendered in cash upon request by the General Partner. The amount of their contributions will be registered in the commercial register as their liability amounts.

(3)
In addition to the cash contributions, Klaus-Jürgen Dittrich and Frank Dittrich shall cause ACF and Molan to transfer to the partnership the entire business of ACF and Molan as it relates to the Products, including all existing technology, know-how, customer contracts, purchase orders, work-in process, inventory and supplies, equipment and personnel associated therewith. The transfer shall become effective on July 1, 2001, unless ACF/Molan and the partnership mutually agree upon a later date. Technology, know-how, customer contracts and purchase orders shall be transferred to the partnership as a capital contribution. Work-in-process, inventory and supplies existing on the transfer date and useable in the partnership's business (as determined by the Supervisory Board) shall be transferred to the partnership at ACF/Molan's actual cost. Trade accounts receivable and payable related to the transferred business but arising prior to the transfer date shall remain with ACF/Molan. The production facility and equipment shall be transferred to the partnership pursuant to lease agreement executed between the partnership and ACF or Molan, as appropriate. Certain persons employed by ACF in the business will be transferred to the partnership by operation of law, and shall become employed by the partnership. Certain administrative services will be provided by ACF to the partnership pursuant to a separate services agreement to be entered into by ACF and the partnership.
(4)
Subject to Sections 3(5) and 3(6) hereof, in addition to its cash contribution, SDI Germany shall cause SDI USA to transfer to the partnership the entire business of SDI USA with respect to the Products as it relates to the Territory, including all existing technology, know-how, customer contracts and purchase orders related thereto. The transfer shall become effective on July 1, 2001, unless SDI USA and the partnership mutually agree upon a later date.
(5)
It is recognized and acknowledged that SDI USA currently produces two types of air bag initiators, referred to as "standard" and "AGI" initiators, and that it is currently developing a new initiator referred to as the "GSI" initiator. If customers in the Territory desire to purchase the standard or AGI initiators and the partnership is incapable of producing these initiators, or if the partnership otherwise lacks the production capacity to satisfy the demand for any type of initiator from customers in the Territory, SDI Germany will cause SDI USA to manufacture the required initiators and supply them to the customers either directly or through the partnership on terms approved by the Supervisory Board of the General Partner.
(6)
It is recognized and acknowledged that SDI USA has entered into agreements (hereafter, the "Master Purchase Agreements") with certain customers (hereafter, the "MPA Customers") to supply the Products to the MPA Customer's various plants throughout the world. A list of the current MPA Customers is attached as Appendix 2. It is acknowledged and agreed that SDI USA shall maintain its contractual relationship as supplier to the MPA Customers worldwide (including the Territory).
(7)
SDI Germany shall cause SDI USA to work closely with the partnership on those elements of any Master Purchase Agreement involving the Territory, and to include the Territory in any future Master Purchase Agreement only after consultation with and approval by the partnership. Consistent with Sections 3(4) and 16(1) hereof, SDI Germany shall cause SDI USA to execute and meet through the partnership all of SDI USA's rights and obligations under the Master Purchase Agreements as they relate to the Territory. Pursuant to this arrangement, the partnership shall fulfill all purchase orders under Master Purchase Agreements for MPA Customers in the Territory. The partnership shall outsource to SDI USA any purchase orders in excess of its production capacity. Existing Master Purchase Agreements nearing expiration shall be fulfilled through the partnership for their remaining term only if reasonably practical and beneficial to the partnership.
(8)
The parties recognize and acknowledge that the list of MPA Customers will change over time, and that companies that are not currently MPA Customers may become MPA Customers in the future. The parties shall work together to promote the development of MPA Customers by SDI USA, to maintain an accurate list of MPA Customers, and to treat all such MPA Customers in the manner described in this Section 3.

(9)
The partnership shall endeavor to coordinate with SDI USA on its pricing to non-MPA Customers so as not to be inconsistent with the pricing policy reflected in the Master Purchase Agreements with respect to the Territory.
(10)
All products or technology developed by the partnership (hereafter, "Joint Venture Products") shall be licensed by the partnership to SDI USA for unrestricted use outside the Territory. The license shall provide that (i) no royalty shall be payable by SDI USA to the partnership for sales of the Joint Venture Products in the United States, and (ii) a reasonable license fee shall be paid by SDI USA to the partnership for sales of the Joint Venture Products outside the United States. The reasonable fee will be determined in good faith negotiations between SDI USA and the partnership, represented by the General Partner. A reasonable fee shall not be paid in case that the Dittrichs or one of their affiliates and SDI USA do business jointly together in countries outside the Territory.
§ 4—Liability; No Obligation to make an additional Contribution

The limited partners do not assume any financial obligations, liabilities or obligations to make additional payments to the partnership or third persons that exceed the obligation to render the stipulated contributions mentioned in § 3 (2). This also applies in the case of liquidation. An obligation to make an additional contribution can only be decided with all partners' votes. The limited liability according to §§ 171 et seq. Commercial Code shall sustain.
§ 5—Organs, Management; Representation
(1)	The partnership's organs are the General Partner and the partners' meeting.
(2)
The management and representation of the partnership is the duty of the General Partner which is represented by its duly appointed managing director(s). The General Partner and its managing director(s) are released from the restraints of § 181 Civil Code.
(3)
The General Partner is obliged to give a written report to the limited partners on all essential business incidences once a year in addition to the written report to be given at the regular partners' meeting.
(4)
Inter partes the following legal actions of the general partner are subject to prior written consent of the supervisory board of the General Partner or—in the absence of a supervisory board—shareholders meeting of the General Partner:
	(a)	Annual operating plans, capital plans and budgets
	(b)	Multi-year strategic plans
	(c)	Technology planning, product strategy, R&D investments
	(d)	Marketing strategy (to ensure consistency with the global branding of SDI USA)
	(e)	Proposals, quotes and pricing agreements with customers (including participation under the global contracts of SDI USA)
	(f)	Appointment, dismissal and compensation of key personnel who have reached a certain level within the organization (to be established by the Supervisory Board)
	(g)	Appointment and dismissal of the "Prokuristen" (official with general commercial power of representation)
	(h)	Opening and closing of branch offices and foundation of subsidiaries
	(i)	Purchase and disposition of interests in other companies
	(j)	Purchase, sale and encumbrance of land and rights equivalent to real property
	(k)	Investments and capital expenditures that exceed the sum of Euro 5,000,—in any individual case

	(l)	Assumption of guarantee obligations and provision of securities of all kinds for third party debts
	(m)	Taking up loans and the increase of current account credit lines at banks
	(n)	Granting unsecured credits in any individual case other than trade accounts receivable
	(o)	Issuing of promissory notes and bills of exchange (drafts)
	(p)	Concluding contracts of employment with a longer period of notice than six months or with annual salaries that exceed the amount of Euro 30,000,—
	(q)	Granting pensions and related benefits of any kind beyond the current company pension schemes
	(r)	Entering into continuing obligations (e.g. lease and hire contracts) with a fixed commitment of more than two years.
	(s)	Entering into contracts with partners, managers, their affiliates or their relatives in the meaning of § 15 General Tax Code including the granting of credits
	(t)	Selection of the CPA or tax advisor to prepare annual accounts
	(u)	The waiver or release of legal rights, forgiveness of indebtedness, or the settlement of any claim of the partnership involving an amount in excess of Euro 10,000
§ 6—Company General Meeting; Subject Matter
(1)	Regular partners' meetings shall take place once every fiscal year.
(2)	Extraordinary partners' meetings shall take place when requested by the General Partner or limited partners who jointly hold at least 33% of the total liable capital of the company.
(3)
The partners' meeting shall be convened by registered letter from the General Partner indicating the agenda and observing the time limit of one month. The time limit starts when the letters to the partners are dispatched. The summons are duly served on the partner when it is sent to his address recently indicated by himself. If the General Partner does not follow a request to call for a partners' meeting according to section (2) within 5 days, then every limited partner has the right to summon the partners' meeting by himself.
(4)
Every partner has the right to submit motions to the partners' meeting. These motions shall be in writing and submitted to the General Partner with a copy to each limited partner at least two weeks before the partners' meeting.
(5)	The partners' meeting particularly decides over the following matters:
	(a)	Approval of the annual accounts which shall be prepared by a tax advisor or a certified public accountant.
	(b)	The use of the annual result and of the liquidity surplus (including distributions to the limited partners) as long as the partnership agreement does not contain a special rule
	(c)	Discharge of the General Partner
	(d)	Any amendment to the partnership agreement
	(e)	Exclusion of partners and admission of new partners
	(f)	The dissolution of the partnership
	(g)	All other matters that must be decided by the partners by law unless this partnership agreement provides otherwise
(6)	The General Partner chairs the partners' meeting.

§ 7—Decisions; Minutes
(1)
The partners' meeting is a quorum when it was properly summoned and when limited partners who jointly hold at least 75% of the votes are present or represented. If the partners' meeting is not a quorum the chairman can summon a new general meeting with identical agenda as long as he observes the conditions of § 6. This resummoned meeting has a quorum if more than 50% of the liable capital of the partnership attend or are represented. Partners who are unable to attend may be represented by written proxy. The holder of a proxy shall be either another partner or an individual who is a tax advisor, attorney at law or a certified public accountant, or an executive of a partner if a partner is a legal entity.
(2)
The decisions of the partners' meeting have to be made by affirmative vote of at least seventy-five percent (75%) of the capital represented at the meeting as long as the partnership agreement or mandatory statutory provisions do not require higher majorities. Decisions regarding the modification of the partnership agreement, the dissolution of the partnership, the admission of new partners, the release of limited partners from the non-compete covenant (§16) or the increase/decrease of the partnership's capital require the affirmative vote of 100% of the capital represented in the general meeting. Decisions to enforce the non-compete covenant (Section 16 hereof) shall be made by majority vote of the partners, excluding the partner against whom enforcement is sought.
(3)	Every EURO 500 (in words: Euro five hundred) of the contribution's nominal amount grant one vote.
(4)	If all partners agree, resolutions can be passed in writing, by telephone or by telefax.
(5)	Partners' resolutions passed in the partners' meeting or by telephone have to be recorded. The protocol shall be signed by the General Partner and forwarded to all partners promptly.
(6)	Resolutions can only be challenged by filing action with the competent court within a period of one month after dispatch of the recording of the relevant resolution or written/telefax resolution.
§ 8—Partner's Accounts
For every limited partner three capital accounts will be established:
(a)
The contributions of the limited partners shall be booked on Capital Account I. Capital Account I is inalterable and fixed. It shall establish the basis for the participation in the partnership's assets, the liquidation credit, the shares in profits and losses and in the voting right.
(b)
Limited partners' shares in losses and profits are booked on Capital Account II until the share in loss is compensated. Exceeding shares in profit are booked on Capital Account III for the limited partners' benefit. A debit balance in Capital Account II will not constitute a claim by the partnership towards the limited partners. An obligation to make an additional contribution which goes beyond § 169 I HGB does not exist for the limited partners.
(c) Shares in profits as well as all further payments are booked on Capital Account III as far as they are not booked on Capital Account II.
(d) Capital Accounts I and II are not interest-bearing. Interest has to be paid for Capital Account III at a rate of 2% for the credit balance.
§ 9—Fiscal Year; Financial Statement; Inspection Rights
(1)
The fiscal year is the calendar year. The first fiscal year is a shortened fiscal year. It starts with the registration of the partnership in the commercial register and ends the following 31st of December.

(2)
The balance sheet and profit and loss account (annual accounts) shall be drawn up in accordance with applicable German commercial law (Handelsgesetzbuch) and German principles of proper book keeping. The balance sheet shall be drawn up by the General Partner within six months after the end of each fiscal year.
(3)
Upon dissenting assessments of the tax office or later modifications resulting from periodic tax audits the balance sheet succeeding the amended valid tax assessment notice shall be adjusted correspondingly.
(4)
The limited partners inspection right according to § 166 Commercial Code remains unaffected. Every limited partner is entitled to execute his inspection right at his cost by a person who is bound to professional confidentiality.
§ 10—Distribution of Profits and Losses; Withdrawal; Capital Increase
(1)
The General Partner is entitled to an annual remuneration for assuming personal liability regardless of the partnership annual results of Euro 2,500. In addition, the General Partner is entitled to reimbursement for its expenses incurred in the performance of its duties as the General Partner.
(2)	The limited partners participate in the remaining annual surplus or the partnership's annual deficit in accordance with their capital shares (Capital Account I).
(3)
Withdrawals that are debited in Capital Account I are not permitted as these accounts are kept as firm capital accounts. Drawdowns from Capital Account II may be made during the running fiscal year by the limited partners for due taxes and other levies if such taxes and levies are incurred by the participation in the partnership. This includes in particular income, clerical, donation and inheritance tax.
(4)
In the event that the U.S. revenue authorities should impute to SDI USA income with respect to the License Agreement between SDI USA and the partnership (or with respect to any other transaction between SDI USA and the partnership), any corresponding deduction allowed by the U.S. revenue authorities in connection with the determination of the operating results of the partnership shall be allocated entirely to SDI Germany, provided there is no negative impact on the other limited partners.
§11—Term of the Partnership, Withdrawal
(1)	The partnership starts at the moment of registration in the commercial register.
(2)	The partnership has been established for an indefinite time.
(3)
Each limited partner shall have the right to withdraw from the partnership by giving at least 18 months prior written notice of its or his election to withdraw. The withdrawal shall become effective at the end of a fiscal year, however, not earlier than December 31, 2011. Notice of withdrawal shall be given by registered letter addressed to the General Partner. The General Partner shall immediately inform all limited partners about the withdrawal. A withdrawal by the General Partner is not permitted. The right to withdraw for an important reason remains unaffected. A withdrawal from the partnership shall only be effective if the withdrawing partner also withdraws as a shareholder of the General Partner.
(4)
In the event a limited partner withdraws from the partnership it will be continued among the remaining partners as of the time the withdrawal becomes effective unless the remaining partners decide to liquidate the partnership.
(5)
If the remaining partners do not elect to liquidate the partnership, the partnership shall pay a compensation to the withdrawing partner which shall correspond to the interest's market value which shall be calculated as follows.

(6)
The compensation shall be the sum of (i) the balance of the withdrawing partner's capital accounts plus his pro rata share in disclosed reserves, if any, and (ii) his pro rata share in the partnership's assets (liquidation value). The liquidation value including any hidden reserves (i.e., unrealised appreciation) shall be calculated according to the limited contribution's value resulting from the commercial balance sheet that is drawn up on the date of withdrawal. In the liquidation balance sheet, assets and liabilities shall be estimated corresponding to their market value. The withdrawing partner does not participate in pending business transactions. A possible goodwill of the company has to be considered.
(7)
The compensation will be determined by the auditor or tax advisor who prepares the annual accounts as of the effective date of the withdrawal or—if the withdrawal does not become effective at the end of a fiscal year—the auditor/tax advisor who prepared the most recent accounts preceding the effective date of the withdrawal. The General Partner shall forward the calculation promptly to all limited partners. If the withdrawing limited partner contests the amount of the remuneration within one month after obtaining knowledge of the determined amount he is entitled to have a new determination made by an independent certified public accountant (CPA). This CPA shall be retained by the partnership upon nomination by the Institute of Auditors (IdW) at Düsseldorf. The withdrawing limited partner has to pay the costs if the CPA determines that the interest value is not at least 5% greater than the value determined by the partnership's auditors/tax consultants. The decision of the auditor nominated by IdW shall be binding on all parties.
(8)
The compensation will be paid in five equal annual instalments. The first instalment is due at the first anniversary of the effective date of the withdrawal. The partnership's solvency has to be considered when paying. If it is necessary for the partnership's economic concerns the partnership is entitled to suspend the payments for one year. For the remaining credit interest has to be paid. The interest rate is 2% over the key rate of the European Central Bank p.a. Interests have to be paid from the day on which the partner withdrew. Interest is payable with each instalment of principal. The remaining limited partners shall provide collateral for the outstanding portion of the compensation.
(9)	The partnership is entitled to pay the compensation within a shorter term.
§ 12—Expulsion of Limited Partners
(1)
A limited partner may be expelled from the partnership for important reasons, such as a severe violation of the partner's duties, the commencement of insolvency proceedings over the partner's assets or the denial to commence such proceedings due to insufficient assets, attachment proceedings of a partner's creditors in his limited partner's interest if the limited partner does not remedy such attachments within 60 days, or the expulsion as shareholder of the General Partner.
(2)	The expulsion of a limited partner requires a vote of 75% of the votes of the partners. The partner who might be subject to expulsion is excluded from this vote.
(3)
The expelled partner is entitled to a compensation which shall be calculated and payable in accordance with § 11(6), (7), (8) and (9) of this Agreement, but no interest shall be payable to such expelled limited partner and the remaining limited partners shall not be required to provide collateral.
§ 13—Transfer of Company Shares; Rights of Pre-emption and Tag Along Rights
(1)	The transfer of a partner's interest requires all limited partners' written consent in any case, except as otherwise provided in subsection 2 of this § 13.

(2)
A limited partner may sell its interest or portions thereof to any other limited partners without the other partners' consent. The transfer of interests to companies in which a limited partner holds a controlling majority is also permitted without the other partners' consent provided that the Initial Limited Partner at all times remains the holder of a controlling majority in the company to which he transferred his partnership interest. For purposes of this Section 13(2), a "controlling majority in a company" shall mean ownership of more than 75 percent of the voting rights and capital stock of the company.
(3)
If a limited partner (the "Selling Limited Partner") wishes to transfer his limited partner's share or part of his limited partner's share (other than pursuant to Section 13(2) above) with or without consideration, and the written consent of the other limited partners (the "Non-Selling Limited Partners") is obtained pursuant to Section 13(1) above, the Selling Limited Partner may transfer such share or partial share subject to the pre-emptive and other rights set forth in Sections 13(4), (5) and (6).
(4)
The Non-Selling Limited Partners are entitled to pre-emptive rights regarding the interest to be sold by the Selling Limited Partner at the following terms. The Selling Limited Partner shall inform the General Partner and the Non-Selling Limited Partners of his intention in writing. In the notice, the Selling Limited Partner shall state the following:
	a)	Name/company and address/seat of the Selling Limited Partner
	b)	Name/company and address/seat of the proposed purchaser
	c)	terms of proposed sale, including purchase price resp. other return for the intended assignment
	d)	If applicable, due date of purchase price resp. other return
	e)	Nominal value of the limited partner's shares intended to be transferred
	f)	If applicable, warranties taken by the limited partner willing to sell
(5)
Each Non-Selling Limited Partner shall be entitled to exercise his pre-emptive right for a quota in the interest that is subject to an anticipated transfer to a third party that correspond to his quota in the company. If one limited partner waives its pre-emptive right the other limited partners' quota increase in accordance with their quotas in the company. Each Non-Selling Limited Partner shall inform the General Partner within one month after he receives the above information whether he will exercise his right of pre-emption. If less than all the Non-Selling Limited Partners exercise their pre-emptive right, the General Partner will notify those partners who did exercise their pre-emptive right that they have the right to purchase an additional share in the Selling Limited Partner's interest. Those partners then must notify the General Partner within 10 additional days whether they elect to purchase the additional share. The General Partner will inform all partners of the results. Each Non-Selling Limited Partner may only exercise his right of pre-emption with regard to the total interest that is attributable to his right of pre-emption. If terms of the purchase agreement with the third party change after a limited partner has waived or not exercised his pre-emptive right his pre-emptive right shall revive.
(6)
To the extent limited partners are entitled to a pre-emptive right according to the foregoing section but not to a pre-emptive right with regard to the shares in the General Partner, they are entitled to demand that the Selling Limited Partner sells his share (or an equivalent portion of his share) in the General Partner to the limited partner(s) who exercise(s) his/their pre-emptive right(s). The consideration for the share (or pro-rata share) in the General Partner shall be their book value.

(7)
Any Non-Selling Limited Partner who does not exercise his or its pre-emptive rights shall be entitled to demand that his or its interest and share in the General Partner shall be purchased by the prospective purchaser at the same terms as agreed between the prospective purchaser and the Selling Limited Partner. If the prospective purchaser is not prepared to acquire such interests or the related shares in the General Partner, the partners whose interests are not purchased by the third party purchaser may demand from the Selling Limited Partner that he or it shall acquire the remaining interests and their shares in the General Partner at the terms agreed with the third party purchaser or in the absence of such agreement for the share in the General Partner such share's nominal value. If only a portion of a limited partner's interest is subject to a sale to a third party the above rights and obligations apply with regard to a pro-rata portion of the other partners' interests.
(8)
If SDI USA disposes of a majority interest in SDI Germany (other than to a subsidiary) or if Lehman disposes of more than forty percent (40%) of its current capital interest or voting rights in SDI USA (other than to a subsidiary), Klaus-Jürgen Dittrich and Frank Dittrich may demand that SDI USA acquires their interests in the partnership at market value to be calculated in accordance with § 11 (6), (7), (8) and (9) ("Put-Option"). Klaus-Jürgen Dittrich and Frank Dittrich may exercise this right only jointly—as long as both are limited partners of the Company—and (i) if they also transfer their shares in the General Partner to SDI USA and (ii) if they exercise their Put Option within a period of 120 days running from the date of obtaining written knowledge of the change of control in SDI Germany or SDI USA. In the event that either Klaus-Jürgen Dittrich or Frank Dittrich is not a limited partner of the Company anymore (because of decease, transfer of shares, withdrawal or any other reasons) the remaining limited partner (Klaus-Jürgen Dittrich or Frank Dittrich) is entitled to solely exercise his rights mentioned in the sentence before. A disposal of a majority interest shall be defined for the purpose of this provision as a transfer of shares that has the result that the disposing shareholder's voting rights or capital rights in the relevant company fall below 50%. The term "subsidiary" means any company in which the shareholder directly or indirectly holds more than 75% of the voting rights and capital stock.
§ 14—Liens on Company Shares

The pledging of Company shares as well as the granting of an usufruct in a share or the conclusion of a trust agreement or a sub-participation, that grants the sub-participant the same rights as the usufructuary, require consent by all limited partners. The same applies if the limited partner wishes to cede, pledge or debit in any other way claims connected with his limited partner share.
§ 15—Decease of a Limited Partner
(1)
In the event one of the limited partners dies, the Company shall not be dissolved but shall be continued with the limited partner's legal heirs. The same applies to the legatees of a limited partner. Heirs or legatees other than Frank Dittrich and Klaus-Jürgen Dittrich, can be expelled from the company by resolution with a majority of the votes of the remaining Limited Partners within one year after they obtain knowledge of a partner's death, subject to the following § 15 (2). The compensation to be paid to the expelled heir or legatee shall be subject to § 11(6), (7), (8) and (9).

(2)
If Frank Dittrich dies earlier than Klaus-Jürgen Dittrich, and Klaus-Jürgen Dittrich is not the heir or legatee of Frank Dittrich, then Klaus-Jürgen Dittrich shall have an option (the "Call Option") to purchase the limited partnership interest of Frank Dittrich from the heirs or legatees of Frank Dittrich. Upon the death of Frank Dittrich, the General Partner shall determine the identity of the heirs or legatees of Frank Dittrich and shall provide this information to the limited partners in writing. Klaus-Jürgen Dittrich shall be entitled to exercise his Call Option within a period of 90 days after the death of Frank Dittrich by giving written notice to the heirs or legatees of Frank Dittrich, to the General Partner and to all other limited partners. The compensation to be paid to the heirs or legatees of Frank Dittrich shall be subject to § 11 (6), (7), (8) and (9). If Klaus-Jurgen Dittrich fails to exercise his Call Option, the remaining limited partners may exercise their rights to expel the heirs or legatees of Frank Dittrich in accordance with Section 15(1) above.
(3)
Several heirs are required to appoint a joint representative within three months after the death of the testator, who is authorized to exercise the partner rights of the heirs. In the case that the heirs do not appoint such a representative within the mentioned time, the business management shall appoint such a representative; then the heirs are required to give the appointed person authority. The same applies to the legatees of a limited partner.
(4)	If a deceased partner has appointed an estate trustee for his interest in the company the trustee shall be entitled to exercise the partners' rights for the heirs.
§ 16—Non-compete; Obligation of Confidentiality
(1)
Subject to Sections 3(5) and 3(6) hereof, no partner including all current and future limited partners—contrary to § 165 German Commercial Code (HGB)—nor any of their Affiliates (as defined below), shall engage, directly or indirectly, in the manufacture, distribution, marketing or sale of Competing Products (as defined below) in the Territory. Indirect competition shall include (without limitation) the acquisition of any ownership interest in any company or business organization that is engaged, directly or indirectly or through any Affiliate, in the manufacture, distribution, marketing or sale of Competing Products in the Territory; provided, however, that the ownership of less than three percent (3%) of the outstanding voting shares of any publicly held company which otherwise would be prohibited by this Section shall not constitute a violation of this Section. Klaus-Jürgen Dittrich and Frank Dittrich agree that they shall not engage, directly or indirectly or through any Affiliate, in the development, manufacture, distribution, marketing or sale of Competing Products outside the Territory except any business in cooperation or in a joint venture with SDI USA outside the Territory. SDI Germany hereby grants and ensures that neither SDI USA nor Lehman (while it owns an interest in SDI USA) shall violate the non-compete clause of § 16 and that SDI USA and Lehman (while it owns an interest in SDI USA) are bound by this clause in the same way as if they were limited partners to the Company themselves.
(2)
The term "Competing Product" means any of the following for use in automobiles (i) air bag initiators, (ii) micro gas generators, (iii) seat belt buckles, or (iv) pyrotechnic pretensioners, whether or not currently manufactured by SDI USA, Klaus-Jürgen Dittrich or Frank Dittrich or any of their Affiliates, and any product that would be a suitable replacement or substitute for any of the foregoing.
(3)
The term "Affiliate", as applied to any person, means any person that directly or indirectly controls, or is controlled by that person, or is under common control with that person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this clause, the term "person" shall mean any individual and any legal entity.

(4)
If a partner or any of his/its Affiliates violates the above non-compete covenant, and such violation continues for a period of sixty (60) days after such partner receives written notice from another partner describing the violation, he/it shall be liable to the partnership to pay a penalty in the amount of E 100,000 for each violation. If an ongoing action constitutes a violation each month that the violation is continuing shall be deemed one separate violation. The concept of regarding a continuing violation as only one violation (Fortsetzungszusammenhang) shall not apply. In addition § 112 and § 113 German Commercial Code (HGB) shall apply.
(5)
The limited partners shall be obligated to keep silent on all confidential material and company secrets, especially all business and trade secrets, that come into their knowledge through their actions for the Company.
§ 17—Final Clauses
(1)	Agreements of the partners with each other and with the Company concerning the Company relations must be in writing, notwithstanding the legal duty to record a contract by notarial deed.
(2)
In the event that individual clauses of this agreement are or become ineffective, nevertheless the agreement as a whole remains effective. By way of (even supplementary) interpretation the very provisions apply, which, as far as possible, correspond to the economic objectives of the ineffective clauses. In the case that an interpretation is excluded on legal grounds, the contracting parties are obliged to determine equivalent supplementary stipulations. This also applies if, upon the execution or the interpretation of the agreement, an omission or loophole is revealed.
(3)
All disputes arising in connection with this Agreement or its validity shall be settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The place of arbitration shall be Frankfurt. The arbitration tribunal consists of three arbitrators. The language of the arbitral proceeding shall be English.
(4)	This agreement shall be governed exclusively by the law of the Federal Republic of Germany. The binding language of this agreement shall be German solely.
(5)	The notarial costs of this agreement and its execution will be paid by the Company.
(6)
The Company shall at all times comply with the applicable laws of the United States (including, without limitation, the Foreign Corrupt Practices Act), the European Union and other applicable governing bodies. Periodic audits shall be undertaken to ensure such compliance.

Bremen, this 26th day of June, 2001

Appendix 1: The Territory

Appendix 2: Current MPA Customers

APPENDIX 1

THE TERRITORY

European Economic Community (EEC)

Switzerland

Scandinavia—Sweden, Norway, Denmark

Finland

Poland

Czech Republic

Slovakia

Serbia, Croatia, Herzegovina, Macedonia, Slovenia (to the extent permitted by U.S. law)

Hungary

Bulgaria

Romania

Albania

Bosnia (to the extent permitted by U.S. law)

Ukraine

Belarus

Turkey

Estonia

Latvia

Lithuania

Russia

Other countries considered—Middle Eastern and African countries to be included if and when permitted by U.S. law and agreed to by all limited partners

APPENDIX 2

THE MPA CUSTOMERS

Autoliv ASP, Inc. and its global operating divisions and its Affiliates

TRW, Inc. and its global operating divisions and its Affiliates

Atlantic Research Company (ARC) and its global operating divisions and its Affiliates

Takata, Inc. and its global operating divisions and its Affiliates

QuickLinks

EXHIBIT 10.41
Partnership agreement
APPENDIX 1 THE TERRITORY
APPENDIX 2 THE MPA CUSTOMERS